Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

Contingent Bearish Market-Linked Notes Linked to SPX

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying index:	S&P 500® Index (ticker: "SPX")
Stated principal amount:	$1,000 per security
Pricing date:	September 22, 2022
Issue date:	September 27, 2022
Valuation date:	March 22, 2024
Maturity date:	March 27, 2024
Payment at Maturity:	For each note you hold at maturity, the $1,000 stated principal amount *plus* the note return amount, which will be either zero or positive
Note return amount:	• If the final index level is **greater than or equal to** the initial index level: $0 • If the final index level is **less than** the initial index level but **greater than** the downside knock-out level: the downside return amount • If the final index level is **less than or equal to** the downside knock-out level: the knock-out return amount
Downside knock-out level:	65.00% of the initial index level
Initial index level:	The closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the valuation date
Downside return amount:	$1,000 × the absolute value of the index return
Knock-out return amount:	At least $100 per note*
Index return:	(i) The final index level *minus* the initial index level, *divided by* (ii) the initial index level
CUSIP / ISIN:	17330RL60 / US17330RL607
Pricing Supplement:	Preliminary Pricing Supplement dated September 16, 2022

* The actual knock-out return amount will be determined on the pricing date.

** The hypotheticals assume that the knock-out return amount will be set at the lowest value indicated in this offering summary.

Hypothetical Payment at Maturity**



$2,000
$1,800
$1,600
$1,400
$1,200
$1,100.00
$1,000
$800
$600
$400
$200
$0
Payment at Maturity per Note
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Index Return
$1,000 stated principal amount

Hypothetical Index Return	Hypothetical Note Return	Hypothetical Payment at Maturity
100.00%	0.00%	$1,000.00
75.00%	0.00%	$1,000.00
50.00%	0.00%	$1,000.00
25.00%	0.00%	$1,000.00
0.00%	0.00%	$1,000.00
-10.00%	10.00%	$1,100.00
-20.00%	20.00%	$1,200.00
-30.00%	30.00%	$1,300.00
-34.99%	34.99%	$1,349.90
-35.00%	10.00%	$1,100.00
-40.00%	10.00%	$1,100.00
-50.00%	10.00%	$1,100.00
-75.00%	10.00%	$1,100.00
-100.00%	10.00%	$1,100.00

Selected Risk Considerations • You may not receive any positive return on your investment in the notes. The notes do not pay interest. If the final index level is greater than or equal to the initial index level, you will be repaid the stated principal amount of your notes at maturity but will not receive any positive return on your investment. • The notes provide inverse (bearish) exposure to the performance of the underlying index. • Your potential return on the notes is limited and may significantly underperform the underlying index . • Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index. • Your payment at maturity will depend on the closing level of the underlying index on a single day. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • Sale of the notes prior to maturity may result in a loss of principal. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated val ue of the notes on the pricing date will be less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.